SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2003

OSE USA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27712	77-0309372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2223 Old Oakland Road Oakland, California	95131-1402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 321-3600

(Former name or former address, if changed since last report.)

Item 2.	Acquisition or Disposition of Assets

On September 3, 2003, OSE USA, Inc. (the “Registrant” or “OSEU”) announced that it had entered into an Asset Purchase Agreement (the “Agreement”) with Integrated Packaging Assembly Corporation, a newly-formed California corporation (“IPAC”), for the sale to IPAC of the Registrant’s manufacturing business, including related equipment, inventory, books and records, permits and licenses, and intellectual property (together, the “Assets”).

IPAC is an independently owned corporation organized by Victor Batinovich, who was a co-founder of OSEU and its chief executive officer from 1992 to 1997. OSEU was originally organized as Integrated Packaging Assembly Corporation in California and reincorporated in Delaware under the same name prior to changing its name to OSE USA, Inc. in June 2001. Mr. Batinovich, IPAC and their affiliates have no current relationship with OSEU.

Pursuant to the Agreement, IPAC will acquire the Assets for a total of $1 million, including $500,000 in cash and a three-year secured note in the amount of $500,000. The price of the Assets and the manner of payment were determined in arm’s length negotiations between the parties and their representatives.

The Agreement is subject to certain conditions, including satisfactory arrangement with OSEU’s existing bank creditors for the release of existing liens, and the signing of new leases on OSEU’s existing headquarters facility. The parties intend that IPAC will take over and conduct OSEU’s former manufacturing operations in a portion of the leased premises and that OSEU will continue to conduct a manufactured chip distribution business in the remaining portion of the facility through its distribution subsidiary, OSE, Inc. No liabilities are to be assumed, and the Agreement contains other clauses and conditions customary for transactions of this type.

Copies of the Agreement and of the Registrant’s press release announcing the sale are filed with this report as Exhibits 99.1 and 99.2, respectively, and are incorporated in this item by reference.

Item 7.	Financial Statements and Exhibits

(b) Pro Forma Financial Information.

The Unaudited Pro Forma Condensed Financial Information set forth below gives effect to the sale to IPAC of OSE USA, Inc’s manufacturing business as if the transaction had been consummated on June 29, 2003 for purposes of the balance sheet, and on January 1, 2002 for purposes of the statements of operations, subject to the assumptions and adjustments in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Information (the Notes).

(c) Exhibits.

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See the Index of Exhibits, which is incorporated here by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSE USA, INC. (Registrant)

Date: September 16, 2003	By:	/s/ EDMOND TSENG
Edmond Tseng President and Chief Executive Officer

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Exhibit Index

No.	Identity

99.1	Asset Purchase Agreement

99.2	Press Release

99.3	Pro Forma Financial Information